Exhibit 99.1

MFA FINANCIAL, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

August 6, 2012		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE : MFA
800-892-7547
www.mfa-reit.com

MFA Financial, Inc.

Announces Second Quarter 2012 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced financial results for the second quarter ended June 30, 2012.

Second Quarter 2012 and other recent highlights:

•                  Second quarter net income per common share of $0.20 and Core Earnings (as defined below) per common share of $0.20.

•                  Book value per common share of $7.45 as of June 30, 2012, compared to $7.49 as of March 31, 2012.

•                  We continue to focus on adding longer-term financing for our Non-Agency MBS holdings.  On June 29, 2012, we added a $350 million 3-year repurchase agreement to finance Non-Agency MBS assets.

•                  On July 31, 2012, MFA paid its second quarter 2012 dividend of $0.23 per share of common stock to stockholders of record as of July 13, 2012.

•                  MFA’s REIT taxable income exceeded Core Earnings in the first half of 2012, primarily due to the fact that for Non-Agency MBS acquired at a discount, Core Earnings are reduced by credit reserves for estimated future losses while taxable income is reduced by realized losses only when they actually occur.  MFA typically distributes annually approximately 100% of its REIT taxable income and consequently, dividends exceeded Core Earnings in the first two quarters of 2012.  We currently anticipate that MFA’s REIT taxable income and Core Earnings will trend closer together in the second half of 2012.

For the second quarter ended June 30, 2012, MFA generated net income allocable to common stockholders of $72.3 million, or $0.20 per share of common stock.  Core Earnings for the second quarter were $73.0 million, or $0.20 per share of common stock.  “Core Earnings” is a Non-GAAP financial measure, which reflects net income excluding $280,000 of other-than-temporary impairment charges and a $425,000 decrease in the fair value of the securities underlying our Linked Transactions.

Stewart Zimmerman, MFA’s Chairman of the Board and CEO, said, “MFA continues to provide stockholders with attractive returns through what we believe to be appropriately leveraged investments in both Agency and Non-Agency residential MBS.  At quarter-end our debt to equity ratio (including the liabilities underlying our Linked Transactions) was 3.6:1.  In this low interest rate environment, core earnings per share was $0.20 versus $0.21 in the first quarter.  Our Agency portfolio had an average amortized cost basis of 102.9% of par as of June 30, 2012, and generated a 2.95% yield in the second quarter.  Our Non-Agency portfolio had an average amortized cost of 73.0% of par as of June 30, 2012, and generated a loss-adjusted yield of 6.75% in the second quarter (Non-Agency average cost and loss-adjusted yield are adjusted for the impact of MBS Linked Transactions).”

“We believe MFA, an internally managed REIT, continues to be a very efficient vehicle for delivering the benefits of residential MBS investment to stockholders.  For the three months ended June 30, 2012, MFA’s cost for compensation and benefits and other general and administrative expenses were $8.4 million or an annualized 1.21% of stockholders’ equity as of June 30, 2012.”

William Gorin, MFA’s President, added, “While housing fundamentals remain moderate to weak, we believe that we have appropriately factored this into our cash flow projections and credit reserve estimates.  Our Non-Agency MBS loss adjusted yield of 6.75% is based on projected defaults that are approximately twice the amount of underlying mortgage loans that are presently 60+ days delinquent.  These underlying mortgage loans were originated on average more than 6 years ago so that we have access to an average of 74 months of payment history. In the second quarter we continued to add multi-year financing that serves to reduce our reliance on short-term funding for Non-Agency MBS.  While this longer-term financing is incrementally more expensive than short-term financing by approximately 100 basis points, we believe the certainty of the committed term more than justifies the additional cost.”

MFA’s $4.741 billion fair market value of Non-Agency MBS had a face amount of $6.360 billion, an amortized cost of $4.643 billion and a net purchase discount of $1.718 billion (all amounts adjusted for the impact of MBS Linked Transactions) at June 30, 2012.  This discount consists of a $1.448 billion credit reserve and other-than-temporary impairments and a $269.7 million net accretable discount.  In addition, at June 30, 2012, these Non-Agency MBS had 4.0% average structured credit enhancement in the form of subordination (subordinated bonds which absorb losses before MFA’s Non-Agency MBS are impacted).  This structured credit enhancement, together with the purchase discount, mitigates MFA’s risk of loss on these investments.  Subsequent to June 30, 2012, market prices of Non-Agency MBS have, in general, increased.

Prepayments for MFA’s MBS portfolio did trend up in the second quarter. Unlike MFA’s Agency MBS, due to their discounted purchase prices, the return on Non-Agency MBS is generally positively impacted if prepayment rates increase.  The following table presents the weighted average prepayment speed on MFA’s MBS portfolio (including MBS underlying Linked Transactions).

Table 1

	Second Quarter 2012 Average CPR	First Quarter 2012 Average CPR
MBS Portfolio	18.17%	16.43%
Agency MBS	20.39%	17.90%
Non-Agency MBS	14.86%	13.98%

As of June 30, 2012, under its swap agreements, MFA has a weighted average fixed pay rate of interest of 2.75% and a floating receive rate of 0.28% on notional balances totaling $2.948 billion, with an average maturity of 18 months.  In the third quarter $187.7 million notional amount of existing swaps with a weighted average fixed pay rate of 4.41% is scheduled to expire, while in the fourth quarter $341.2 million notional amount with a weighted average fixed pay rate of 4.43% is scheduled to expire.

The following table presents MFA’s asset allocation as of June 30, 2012 and the second quarter 2012 yield on average interest earning assets, average MBS cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION (1)

Non-Agency	MBS	Other,
At June 30, 2012	Agency MBS	MBS (2)	Portfolio	Cash (3)	net (4)	Total
($ in Thousands)

Amortized Cost	$6,815,584	$4,642,653	$11,458,237	$602,385	$(32,475)	$12,028,147

Market Value	$7,014,611	$4,741,281	$11,755,892	$602,385	$(32,475)	$12,325,802
Less Payable for Unsettled Purchases	(99,272)	—	(99,272)	—	—	(99,272)
Less Repurchase Agreements	(6,056,139)	(1,863,013)	(7,919,152)	—	—	(7,919,152)
Less Multi-year Collateralized Financing Arrangements(5)	—	(500,499)	(500,499)	—	—	(500,499)
Less Securitized Debt	—	(861,255)	(861,255)	—	—	(861,255)

Less Senior Notes	—	—	—	—	(100,000)	(100,000)

Equity Allocated	$859,200	$1,516,514	$2,375,714	$602,385	$(132,475)	$2,845,624

Less Swaps at Market Value	—	—	—	—	(89,823)	(89,823)

Net Equity Allocated	$859,200	$1,516,514	$2,375,714	$602,385	$(222,298)	$2,755,801

Debt/Net Equity Ratio (6)	7.16	x	2.13	x	3.63	x
For the Quarter Ended June 30, 2012
Yield on Average Interest Earning Assets	2.95%	6.75%	4.49%	0.04%	—	4.37%
Less Average MBS Cost of Funds (7)	(1.63)	(2.30)	(1.85)	—	—	(1.85)
Less Cost of Senior Notes (8)	—	—	—	—	(8.02)%	(8.02)
Net Interest Rate Spread	1.32%	4.45%	2.64%	0.04%	(8.02)%	2.46%

(1)       Information presented with respect to Non-Agency MBS, related repurchase agreement borrowings and resulting totals are presented on a non-GAAP basis.  See the accompanying Reconciliation of non-GAAP Financial Measures.

(2)       Includes Non-Agency MBS and repurchase agreements underlying Linked Transactions.  The purchase of a Non-Agency MBS and repurchase borrowing of this MBS with the same counterparty are accounted for under GAAP as a “linked transaction.”  The two components of a linked transaction (MBS purchase and associated borrowings under a repurchase agreement) are evaluated on a combined basis and are presented net as “Linked Transactions” on MFA’s consolidated balance sheet.

(3)       Includes cash, cash equivalents and restricted cash.

(4)       Includes securities obtained and pledged as collateral, interest receivable, goodwill, prepaid and other assets, obligation to return securities obtained as collateral, Senior Notes, interest payable, derivative hedging instruments at fair value, dividends payable and accrued expenses and other liabilities.

(5)       Multi-year collateralized financing arrangements are viewed by management as having an effective term of 2.5 years, but for GAAP reporting purposes are disclosed within repurchase agreements and as having a contractual term of over 30 days to 90 days.

(6)       Represents the sum of borrowings under repurchase agreements, multi-year collateralized financing arrangements, payable for unsettled purchases, obligation to return securities obtained as collateral, securitized debt, and Senior Notes as a multiple of net equity allocated.

(7)       Includes effect of swaps.

(8)       Includes amortization of Senior Notes issuance costs.

At June 30, 2012, MFA’s $11.756 billion of Agency and Non-Agency MBS, which includes MBS underlying Linked Transactions, were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including months to reset and three-month average CPR, is presented below:

Table 3

	Agency MBS			Non-Agency MBS			Total
($ in thousands)	Market	Avg	Avg	Market	Avg	Avg	Market	Avg	Avg
Time to Reset	Value	MTR (1)	CPR (2)	Value	MTR (1)	CPR (2)	Value	MTR (1)	CPR (2)
< 2 years (3)	$1,576,125	6	14.79%	$2,657,190	4	13.34%	$4,233,315	5	13.91%
2-5 years	2,604,936	38	27.74	612,459	46	16.46	3,217,395	40	25.46
> 5 years	1,286,885	72	15.84	25,498	61	23.04	1,312,383	71	16.25
ARM-MBS Total	$5,467,946	35	21.47%	$3,295,147	14	14.17%	$8,763,093	27	18.71%

15-year fixed	$1,546,665		16.77%	$13,762		0.69%	$1,560,427		16.63%
30-year fixed	—		—	1,426,437		16.60	1,426,437		16.60
40-year fixed	—		—	5,935		16.96	5,935		16.96
Fixed-Rate Total	$1,546,665		16.77%	$1,446,134		16.44%	$2,992,799		16.62%
MBS Total	$7,014,611		20.39%	$4,741,281		14.86%	$11,755,892		18.17%

(1) MTR or Months To Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps. The MTR does not reflect scheduled amortization or prepayments.

(2) Average CPR weighted by positions as of the beginning of each month in the quarter.

(3) Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

MFA plans to hold a conference call on Monday, August 6, 2012, at 10:00 a.m. (Eastern Time) to discuss its second quarter 2012 financial results.  The number to dial in order to listen to the conference call is (800) 288-8960 in the U.S. and Canada.  International callers must dial (612) 332-0228.  A replay of the call will be available through Monday, August 13, 2012, and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code 256398.  Live audio of the conference call will also be accessible over the internet at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Information page or, alternatively, over the Thomson Reuters Investor Distribution Network at http://www.earnings.com.  To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.  An audio replay of the call will also be available on MFA’s website following the call.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the Investment Company Act), including statements regarding the concept release issued by the SEC relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are in engaged in the business of acquiring mortgages and mortgage-related interests; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	June 30,	December 31,
(In Thousands, Except Per Share Amounts)	2012	2011
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”):
Agency MBS, at fair value ($6,470,099 and $6,666,963 pledged as collateral, respectively)	$7,014,611	$7,137,531
Non-Agency MBS, at fair value ($1,318,240 and $692,534 pledged as collateral, respectively)	2,129,359	1,492,376
Non-Agency MBS transferred to consolidated variable interest entities (“VIEs”)	2,546,534	2,283,070
Securities obtained and pledged as collateral, at fair value	512,907	306,401
Cash and cash equivalents	593,376	394,022
Restricted cash	9,009	15,502
MBS linked transactions, net (“Linked Transactions”), at fair value	14,295	55,801
Interest receivable	44,569	42,837
Derivative hedging instruments, at fair value	—	26
Goodwill	7,189	7,189
Prepaid and other assets	19,774	15,879
Total Assets	$12,891,623	$11,750,634

Liabilities:
Repurchase agreements	$8,368,407	$7,813,159
Securitized debt	861,255	875,520
Obligation to return securities obtained as collateral, at fair value	512,907	306,401
8% Senior Notes due 2042 (“Senior Notes”)	100,000	—
Accrued interest payable	13,402	9,112
Derivative hedging instruments, at fair value	89,823	114,220
Dividends and dividend equivalents rights (“DERs”) payable	83,263	97,525
Payable for unsettled purchases	99,272	27,056
Accrued expenses and other liabilities	7,493	9,881
Total Liabilities	$10,135,822	$9,252,874

Stockholders’ Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable; 5,000 shares authorized; 3,840 shares issued and outstanding ($96,000 aggregate liquidation preference)	$38	$38
Common stock, $.01 par value; 895,000 shares authorized; 356,866 and 356,112 issued and outstanding, respectively	3,569	3,561
Additional paid-in capital, in excess of par	2,802,293	2,795,925
Accumulated deficit	(256,283)	(243,061)
Accumulated other comprehensive income/(loss)	206,184	(58,703)
Total Stockholders’ Equity	$2,755,801	$2,497,760
Total Liabilities and Stockholders’ Equity	$12,891,623	$11,750,634

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In Thousands, Except Per Share Amounts)	2012	2011	2012	2011
	(Unaudited)
Interest Income:
Agency MBS	$49,550	$65,982	$102,850	$126,157
Non-Agency MBS	32,674	28,825	58,468	51,719
Non-Agency MBS transferred to consolidated VIEs	43,280	37,275	87,690	64,030
Cash and cash equivalent investments	27	27	46	81
Interest Income	125,531	132,109	249,054	241,987

Interest Expense:
Repurchase agreements	36,252	34,535	72,322	67,589
Securitized debt	4,652	2,660	8,709	4,259
Senior Notes	1,784	—	1,784	—
Interest Expense	42,688	37,195	82,815	71,848

Net Interest Income	82,843	94,914	166,239	170,139

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	—	(637)	(879)	(637)
Portion of loss reclassified from other comprehensive income	(280)	(1,755)	(321)	(1,755)
Net Impairment Losses Recognized in Earnings	(280)	(2,392)	(1,200)	(2,392)

Other Income/(Loss), net:
Unrealized net gains/(losses) and net interest income from Linked Transactions	568	(5,613)	8,267	9,237
Gains on sales of MBS	—	—	2,953	—
Revenue from operations of real estate held-for-sale	—	375	—	756
Other, net	1	12	1	12
Other Income/(Loss), net	569	(5,226)	11,221	10,005

Operating and Other Expense:
Compensation and benefits	5,156	4,991	10,768	10,114
Other general and administrative expense	3,210	2,789	6,013	4,950
Real estate held-for-sale operating expense	—	230	—	537
Operating and Other Expense	8,366	8,010	16,781	15,601

Net Income	74,766	79,286	159,479	162,151
Less: Preferred Stock Dividends	2,040	2,040	4,080	4,080
Net Income Available to Common Stock and Participating Securities	$72,726	$77,246	$155,399	$158,071

Earnings per Common Share - Basic and Diluted	$0.20	$0.22	$0.43	$0.48

Dividends Declared per Share of Common Stock	$0.23	$0.25	$0.47	$0.49

Reconciliations of Non-GAAP Financial Measures

This press release contains disclosures related to MFA’s Core Earnings, Core Earnings per common share, investments in Non-Agency MBS, and returns on such assets for the three months ended June 30, 2012, which constitute non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  MFA’s management believes that these non-GAAP financial measures presented in this press release, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results and balance sheet composition.  An analysis of any non-GAAP financial measures should be made in conjunction with results presented in accordance with GAAP.

Core Earnings and Core Earnings per common share for the three months ended June 30, 2012, are not measures of performance in accordance with GAAP, as they exclude impairment losses recognized through earnings and changes in fair value of MBS underlying our Linked Transactions.

MFA believes that Core Earnings and Core Earnings per share provides investors with a useful measure to assess the performance of the Company’s ongoing business and useful supplemental information to both management and investors in evaluating our financial results.  A reconciliation of the GAAP items discussed above to their non-GAAP measures for the three months ended June 30, 2012, are as follows:

Table 4

	Three Months Ended
	June 30, 2012
(In Thousands, Except Per Share Amounts)	Reconciliation	Basic and Diluted EPS
GAAP Net Income Available to Common Stock and Participating Securities	$72,726	—
Less: Dividends and Dividend Equivalent Rights on Participating Securities	(395)	—
GAAP Net Income Allocable to Common Stockholders	$72,331	$0.20
Non-GAAP Adjustments:
Impairment Losses Recognized in Earnings	$280	—
Changes in Net Unrealized Gains on Linked Transactions	425	—
Total Adjustments to Arrive at Core Earnings	$705	$—
Core Earnings	$73,036	$0.20
Weighted Average Common Shares Outstanding - Basic and Diluted	356,598

As noted above, certain Non-Agency MBS purchases are presented as a component of Linked Transactions in MFA’s GAAP financial statements for the three months ended June 30, 2012.  In assessing the performance of the Non-Agency MBS portfolio, MFA’s management does not view these transactions as linked, but rather views the performance of the linked Non-Agency MBS and the related repurchase agreement borrowings as it would any other Non-Agency MBS that is not part of a linked transaction.  Consequently, MFA considers that these non-GAAP financial measures assist investors in analyzing the performance of MFA’s Non-Agency MBS in the same way that MFA’s management assesses such assets.  However, as noted above, these non-GAAP financial measures do not take into account the effect of the changes in fair value of MBS underlying Linked Transactions and impairment charges on Non-Agency MBS which are reflected in GAAP earnings.

Information pertaining to MFA’s Non-Agency MBS that are a component of Linked Transactions are reconciled below as of and for the three months ended June 30, 2012, with the most directly comparable financial measure calculated in accordance with GAAP, as follows:

Table 5

			Adjustments to Include
			Assets/Liabilities of
	GAAP Based		Underlying Linked		Non-GAAP
(Dollars in Thousands)	Information		Transactions		Presentation
At June 30, 2012:
Repurchase Agreement Borrowings	$8,368,407		$51,244	(1)	$8,419,651
Securitized Debt	861,255		—		861,255
Obligation to Return Securities Obtained as Collateral	512,907		—		512,907
Senior Notes	100,000		—		100,000
Payable for Unsettled MBS Purchases	99,272		—		99,272
Total Borrowings (Debt)	$9,941,841		$51,244	(1)	$9,993,085
Stockholders’ Equity	$2,755,801		$—		$2,755,801
Debt-to-Equity (Debt/Stockholders’ Equity)	3.6	x	—		3.6	x

For the Three Months Ended June 30, 2012:
Average Interest Earning Assets	$11,511,357		$85,552	(2)	$11,596,909
Interest Income	$125,531		$1,286		$126,817
Yield on Average Interest Earning Assets	4.36%		6.02%		4.37%

Average Total Borrowings	$8,981,553		$69,670	(1)	$9,051,223
Interest Expense	$42,688		$293		$42,981
Average Cost of Funds	1.91%		1.69%		1.91%

Net Interest Rate Spread	2.45%		4.33%		2.46%

(1)  Represents borrowings under repurchase agreements underlying Linked Transactions.

(2)  Represents Non-Agency MBS underlying Linked Transactions.

The table below reconciles MFA’s Non-Agency MBS and related repurchase agreement borrowings and securitized debt on a GAAP basis to reflect on a combined basis its Non-Agency MBS and related repurchase agreements underlying its Linked Transactions, which is a non-GAAP financial measure.  Based on this non-GAAP presentation, MFA has also presented certain resulting performance measures (reflected in the table below) on a Non-GAAP basis.

Table 6

			Adjustments to Include
			Assets/Liabilities
	GAAP Based		Underlying Linked	Non-GAAP
(Dollars in Thousands)	Information (1)		Transactions (2)	Presentation
At June 30, 2012:
Amortized Cost of Non-Agency MBS	$4,578,913		$63,740	$4,642,653
Fair Value of Non-Agency MBS	$4,675,893		$65,388	$4,741,281
Face/Par Value of Non-Agency MBS	$6,283,837		$76,433	$6,360,270
Purchase (Discount) Designated as Credit Reserve and OTTI	$(1,440,752	)(3)	$(7,152)	$(1,447,904	)(4)
Net Purchase (Discount) Designated as Accretable	(264,172)		(5,541)	(269,713)
Total Purchase (Discount) on Non-Agency MBS	$(1,704,924	)(3)	$(12,693)	$(1,717,617	)(4)

Non-Agency Repurchase Agreements and Securitized Debt	$3,173,523		$51,244	$3,224,767

For the Three Months Ended June 30, 2012:
Non-Agency MBS Average Amortized Cost	$4,490,141		$85,552	$4,575,693
Non-Agency Average Total Borrowings	$2,820,831		$69,670	$2,890,501
Coupon Interest on Non-Agency MBS	$66,144		$962	$67,106
Effective Yield Adjustment (5)	9,810		324	10,134
Interest Income on Non-Agency MBS	$75,954		$1,286	$77,240

Interest Expense on Non-Agency Total Borrowings	$16,267		$293	$16,560
Yield on Average Interest Earning Non-Agency MBS	6.77%		6.02%	6.75%
Non-Agency Average Cost of Funds	2.32		1.69	2.30
Non-Agency Interest Rate Spread	4.45%		4.33%	4.45%

(1)  Includes Non-Agency MBS transferred to consolidated VIEs.

(2)  Adjustment to reflect Non-Agency MBS underlying Linked Transactions and borrowings under repurchase agreements underlying Linked Transactions.

(3)  Amounts disclosed reflect purchase discount designated as credit reserve of $1.388 billion and OTTI of $52.9 million.

(4)  Amounts disclosed reflect purchase discount designated as credit reserve of $1.395 billion and OTTI of $52.9 million.

(5)  The effective yield adjustment on Non-Agency MBS is the difference between net income calculated using the net yield on average interest earning Non-Agency MBS, which is based on management’s estimates of future cash flows for Non-Agency MBS, less the current coupon yield.